UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2014

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On September 19, 2014, Cytori Therapeutics, Inc. (the “Company”) entered into a Letter Agreement with Oxford Finance LLC and Silicon Valley Bank waiving compliance of Section 6.10 of the Loan and Security Agreement between the parties dated June 28, 2013 (the “Loan Agreement”) from October 1, 2014 through October 31, 2014. Section 6.10 of the Loan Agreement requires the Company to maintain certain minimum cash balances at all times during the term of the Loan Agreement. In exchange for the above waiver of Section 6.10, the Company has agreed to cancel all outstanding warrants issued by the Company to Oxford Finance LLC and Silicon Valley Bank pursuant to the Loan Agreement, which represent warrants to purchase a total of up to 596,553 shares of Company common stock, and to issue new warrants (the “New Warrants”) to purchase the same number of shares of common shares with identical terms, except with respect to the exercise price per share. The exercise price per share of the New Warrants shall be equal to the lower of (i) the closing purchase price per share of Company’s common stock on the NASDAQ stock market for September 30, 2014, or (ii) the average closing price per share of the Company’s common stock on the NASDAQ stock market for October 1, 2 and 3, 2014.  The Company has received waivers from its lenders regarding the liquidity requirements under the loan Agreement in the past, and in may require additional waivers in the future in the event it does not raise sufficient capital to comply with such covenants. There is no assurance that the Company will be able to obtain any such waivers in the future should they required.

Item 3.02  Unregistered Sales of Equity Securities.

The information in Item 1.01 is incorporated herein by reference.  The offer and sale of the New Warrants, which was to accredited investors without any general solicitation or general advertising, is exempt from registration under the Section 4(a)(2) of Securities Act of 1933, as amended, as a transaction not involving any public offering.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company is in the process of reducing its headcount from 115 full-time employees as December 31, 2013 to a target of approximately 77 full-time employees.  In connection with these efforts, on September 15, 2014, Mr. Clyde Shores, Executive Vice President of Marketing and Sales agreed to resign his employment with the Company in connection with a global restructuring by the Company.  Mr. Shores will provide the Company two weeks of transition services and receive a severance payment of $25,344 after his employment end date pursuant to a Separation Agreement and General Release of Claims, provided that Mr. Shores does not revoke his signature within the statutorily prescribed period.  Mr. Shores’ departure is not related to any disagreement with the Company regarding accounting, financial or other business matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: September 19, 2014	By: /s/ Marc H. Hedrick
Marc H. Hedrick
President and Chief Executive Officer